          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /
Check the appropriate box:
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                           Bergen Brunswig Corporation
                (Name of Registrant as Specified in its Charter)

                           Bergen Brunswig Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

[LOGO]
- --------------------------------------------------------------------------------
              4000 Metropolitan Drive, Orange, California 92668   (714) 385-4000

       ROBERT E. MARTINI
       Chairman of the Board and
       Chief Executive Officer

       December 22, 1994

       Dear Shareowner:

           You are cordially invited to attend the Annual Meeting of Shareowners of Bergen Brunswig Corporation which will be held at our corporate headquarters located at 4000 Metropolitan Drive, Orange, California on Thursday, January 26, 1995, at 10:00 A.M., Pacific Time. For your convenience, a map and directions to our corporate headquarters are included on the back cover of the Proxy Statement.

           This booklet includes the Notice of the Annual Meeting of Shareowners and the Proxy Statement. The Proxy Statement describes the business to be transacted at the Annual Meeting and provides information concerning the Company that you should consider when you vote your shares. In addition to the formal items of business to be brought before the meeting, members of management will report on the Company's operations and answer shareowner questions.

           As a shareowner, your vote is important. I encourage you to execute and return your proxy card promptly whether or not you plan to attend so that we may have as many shares as possible represented at the Meeting. You may change your vote at any time prior to, or at, the meeting.

           Thank you for your cooperation and continued support and interest in Bergen Brunswig Corporation.

                                                    Sincerely,

                                                      [SIG]

                                                Robert E. Martini
                                            Chairman of the Board and
                                             Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                   TO BE HELD JANUARY 26, 1995

                   BERGEN BRUNSWIG CORPORATION
                   4000 METROPOLITAN DRIVE
                   ORANGE, CALIFORNIA 92668
                   (714) 385-4000

BERGEN             NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareowners
BRUNSWIG           of Bergen Brunswig Corporation (the "Company") will be held
CORPORATION        at the Company's headquarters located at 4000 Metropolitan
                   Drive, Orange, California on Thursday, January 26, 1995, at
                   10:00 A.M., Pacific Time, for the following purposes:

                   1. To elect three directors for a term of three years, three directors for a term of two years and two directors for a term of one year;

                   2. To approve amendments to the Company's 1989 Stock
                      Incentive Plan as described on pages 19 through 26 in the Proxy Statement; and

                   3. To transact such other business as may properly come
                      before the meeting and any adjournment thereof.

                   Shareowners of record at the close of business on December 1, 1994, are entitled to receive notice of and to vote at the meeting. It is important that your shares be represented at the meeting, regardless of the number you may hold.

                   All shareowners are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. Any proxy given by a shareowner may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice to the Company, in each case, to the attention of Milan A. Sawdei, Executive Vice President, Chief Legal Officer and Secretary, at the above address.

                                             By order of the Board of Directors,
                                                            [SIG]
                                                       Milan A. Sawdei
                                                  Executive Vice President,
                                              Chief Legal Officer and Secretary

                   Orange, California
                   December 22, 1994

                   YOUR VOTE IS IMPORTANT! YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD. YOU ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY CHANGE YOUR VOTE PRIOR TO, OR AT, THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                          BERGEN BRUNSWIG CORPORATION
                            4000 Metropolitan Drive
                            Orange, California 92668

                                PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Bergen Brunswig Corporation (the "Company"), a New Jersey corporation, in the form of the accompanying proxy card for use at the Annual Meeting of Shareowners to be held on Thursday, January 26, 1995, and at any adjournments thereof. The meeting will be held at the headquarters of the Company, located at 4000 Metropolitan Drive, Orange, California. The Company intends to mail this Proxy Statement and accompanying proxy card commencing on December 23, 1994, to all shareowners entitled to vote at the meeting.

A form of proxy is enclosed for use at the meeting if a shareowner is unable to attend in person. A shareowner proxy may be revoked by filing a written notice of revocation with the Secretary of the Company at any time before the proxy is voted. All shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are exercised) will be voted FOR all matters set forth in the attached Notice of Annual Meeting and in the discretion of the proxy holder as to any other business that comes before the meeting. In the event a shareowner specifies a different choice by means of the proxy card, those shares will be voted in accordance with such shareowner's selections.

VOTING AT THE MEETING

The Board of Directors has fixed the close of business on December 1, 1994 as the record date for the determination of shareowners entitled to receive notice of and to vote at the meeting. As of that date, there were 37,213,063 shares of the Company's Class A Common Stock ("Common Stock") outstanding and entitled to vote at the meeting. The holders of outstanding shares as of the record date are entitled to one vote for each share of Common Stock on any matter voted at the meeting. Assuming a quorum is present the eight nominees receiving the largest number of votes cast by holders of Common Stock will be elected as directors and the proposal to amend the 1989 Stock Incentive Plan will require a majority of the votes cast.

The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum at the meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the meeting, only those votes cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the meeting.

              1.   ELECTION OF DIRECTORS (Item 1 on Proxy Card)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                   The Company's Restated Certificate of Incorporation provides that the Board of Directors ("Board") shall consist of not more than 15 directors nor less than 9 directors, the exact number within such limits to be fixed by the Board as provided in the By-Laws, which currently provide for 11 directors. The directors are divided into three classes, each class serving for a period of three years on a staggered-term basis. During fiscal 1994, all shares of the Company's Class B Common Stock automatically converted into Class A Common Stock pursuant to the Company's Recapitalization Plan adopted by the shareowners in January, 1989. As a result of the conversion, it has become necessary to classify each of the directors into one of the three classes and to provide for approximately equivalent sized classes. Accordingly, there are three nominees for Class I directors, three nominees for Class II directors, and two nominees for Class III directors at this annual meeting.

                   It is intended that persons named as proxies in the accompanying proxy card will vote, unless such authority is withheld, for the election of the nominees named below to serve until the expiration of their respective terms and thereafter until their successors shall have been duly elected and qualified. In the event the nominees named below refuse or are unable to serve, which is not anticipated, the persons named as proxies reserve full discretion to vote for any or all persons as then may be nominated.

                   The following sets forth information as of September 30, 1994, concerning the nominees for election to the Board and comparable information with respect to directors whose term of office will continue beyond the meeting. All of the nominees currently serve as directors of the Company.

                   -------------------------------------------------------------
                   NOMINEES FOR DIRECTORS WHOSE TERM EXPIRES JANUARY 1998
                   (CLASS I DIRECTORS)
- --------------------------------------------------------------------------------

                   ROBERT E. MARTINI                 Director since 1962.
                   Age 62.

     Photo 1 Chairman of the Board (since 1992) and Chief Executive Officer (since 1990) of the Company and formerly served as its President (1981 to 1992). Mr. Martini is Chairman of the Company's Executive and Nominating Committees.

- --------------------------------------------------------------------------------

                   DWIGHT A. STEFFENSEN              Director since 1985.
                   Age 51.

                   President (since 1992) and Chief Operating Officer (since
     Photo 2 1990) of the Company and formerly served as its Executive Vice President (1985 to 1992). Mr. Steffensen is a director of Merisel, Inc. Mr. Steffensen is Chairman of the Company's Investment/Retirement Plan Committee and a member of the Executive and Nominating Committees.

- --------------------------------------------------------------------------------

                   JOHN CALASIBETTA                  Director since 1962.
                   Age 89.

     Photo 3       Senior Vice President of the Company.

                   -------------------------------------------------------------
                   NOMINEES FOR DIRECTORS WHOSE TERM EXPIRES JANUARY 1996
                   (CLASS II DIRECTORS)
- --------------------------------------------------------------------------------

                   JOSE E. BLANCO, SR.               Director since 1992.
                   Age 68.

     Photo 4 Chairman of the Board (since 1987) of J.M. Blanco, Inc. (wholesale pharmaceutical distribution). Mr. Blanco is Vice Chairman of the Company's Compensation/Stock Option Committee and a member of the Audit Committee.

- --------------------------------------------------------------------------------

                   GEORGE R. LIDDLE                  Director since 1969.
                   Age 67.

     Photo 5 Investment Adviser. Former Vice President, Kidder, Peabody & Co., Inc. (stockbrokers), retired. Mr. Liddle is Chairman of the Company's Audit Committee and a member of the Investment/Retirement Plan Committee.

- --------------------------------------------------------------------------------

                   GEORGE E. REINHARDT, JR.          Director since 1985.
                   Age 65.

                   Consultant to the Company (since 1991) and formerly served as
     Photo 6 its Senior Vice President (1991), Chief Financial Officer (1976 to 1991) and Vice President, Finance (1981 to 1991). Mr. Reinhardt is a member of the Company's Executive and Nominating Committees.

- --------------------------------------------------------------------------------
                   NOMINEES FOR DIRECTORS WHOSE TERM EXPIRES JANUARY 1997 (CLASS III DIRECTORS)
- --------------------------------------------------------------------------------

                   RODNEY H. BRADY                   Director since 1973.
                   Age 61.

                   President and Chief Executive Officer, Bonneville
    Photo 7        International Corporation (broadcast communications). Mr.
                   Brady is a director of Deseret Mutual Insurance Company, First Security Corporation, Flying "J" Oil Corporation and Smith's Food & Drug, Inc. Mr. Brady is a member of the Company's Executive and Nominating Committees.

- --------------------------------------------------------------------------------

                   JAMES R. MELLOR                   Director since 1979.
                   Age 64.

                   President (since 1991) and Chief Executive Officer (since
                   1993), former Chief Operating Officer (1991-1993) and Executive Vice President (1986-1990), General Dynamics Corporation (diversified defense and aerospace). Mr. Mellor
    Photo 8 is a director of Kerr Group, Inc., General Dynamics Corporation, Computer Sciences Corporation and GDE Systems, Inc. Mr. Mellor is the Chairman of the Company's Compensation/Stock Option Committee, Vice Chairman of the Audit Committee and a member of the Investment/Retirement Plan Committee.

                   -------------------------------------------------------------

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

                   -------------------------------------------------------------

                   -------------------------------------------------------------
                   DIRECTOR WHOSE TERM EXPIRES JANUARY 1996 (CLASS II DIRECTOR)
- --------------------------------------------------------------------------------

                   CHARLES J. LEE                    Director since 1972.
                   Age 69.

                   Managing Director (since 1989), Smith Barney Shearson Inc. (investment banking). Executive Vice President and Chief
    Photo 9 Financial Officer (1987 to 1989), Mattel, Inc. (toy manufacturer). Mr. Lee served as a director of Greyhound Lines, Inc. during part of fiscal 1994. Mr. Lee is a member of the Executive and Nominating Committees.

                   -------------------------------------------------------------
                   DIRECTORS WHOSE TERM EXPIRES JANUARY 1997 (CLASS III
                   DIRECTORS)
- --------------------------------------------------------------------------------

                   CHARLES C. EDWARDS, M.D.          Director since 1985.
                   Age 71.

                   President (since 1993) of California Healthcare Institute (nonprofit association). Former President and Chief Executive
    Photo 10 Officer, ScrippsHealth and Scripps Institutions of Medicine and Science (health care) (1991-1993). Former President and Chief Executive Officer, Scripps Clinic and Research Foundation (health care) (1977-1991). Dr. Edwards is a director of Molecular Biosystems, Inc. Dr. Edwards is a member of the Company's Audit and Investment/Retirement
                   Plan Committees.

- --------------------------------------------------------------------------------

                   FRANCIS G. RODGERS                Director since 1982.
                   Age 68.

                   Author and Lecturer. Former Vice President, Marketing, IBM (information processing systems), retired. Mr. Rodgers is a
    Photo 11 director of Dialogic Corporation, Mercantile Stores, Inc. and Milliken and Company. Mr. Rodgers is a member of the Company's Investment/Retirement Plan and Compensation/Stock Option Committees.

                   -------------------------------------------------------------

                   MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

                   The Board holds regular quarterly meetings and meets on other occasions when required by special circumstances. In addition to meeting as a group to review Company business, all directors also devote their time and talents to the Board's five principal standing Committees. The Committees, their membership and primary functions, are as follows:

                   The Executive Committee, unless provided otherwise by law, exercises all of the authority of the Board of Directors when the Board is not in session. The current members of this Committee are Robert E. Martini, Chairman, Rodney H. Brady, Charles J. Lee, George E. Reinhardt, Jr. and Dwight A. Steffensen.

                   The Audit Committee reviews significant audit and accounting policies and practices, meets with the Company's independent auditors and reviews the performance of the internal auditing functions. The current members of this Committee are George
                   R. Liddle, Chairman, James R. Mellor, Jose E. Blanco and Dr. Charles C. Edwards.

                   The Compensation/Stock Option Committee has the responsibility for recommending to the Board the compensation, bonus plans and stock options for the Company's officers who are directors and for approving stock options and bonuses for employees which are recommended by management. This Committee also recommends to the Board the annual and meeting fees for non-employee directors. The current members of this

                   Committee are James R. Mellor, Chairman, Jose E. Blanco, Sr., Vice Chairman and Francis G. Rodgers. The Committee's report on executive compensation is on pages 14 through 16.

                   The Investment/Retirement Plan Committee has the responsibility of reviewing and making investment decisions relating to the retirement plans of the Company, as well as overseeing and approving changes to those plans. The current members of this Committee are Dwight A. Steffensen, Chairman, Dr. Charles C. Edwards, George R. Liddle, James R. Mellor and Francis G. Rodgers.

                   The Nominating Committee has the responsibility to recommend to the Board persons to fill vacancies on the Board of Directors. The current members of this Committee are Robert
                   E. Martini, Chairman, Rodney H. Brady, Charles J. Lee, George
                   E. Reinhardt, Jr. and Dwight A. Steffensen.

                   During fiscal 1994, there were nine meetings of the Board, seven meetings of the Executive Committee, six meetings of the Compensation/Stock Option Committee, five meetings of the Audit Committee, two meetings of the Investment/Retirement Plan Committee and none for the Nominating Committee. All directors attended more than 75% of the aggregate of (a) the total number of meetings of the Board, and (b) the total number of meetings held by all Committees of the Board on which they served as members.

                   -------------------------------------------------------------

                   DIRECTOR COMPENSATION

                   Employee directors of the Company are not paid any fees, as such, for service on the Board or on any Board Committee. Each non-employee director received during fiscal 1994 an annual fee of $30,000 for Board service and an attendance fee of $2,000 for each Board meeting attended in person or $600 for each such meeting participated in by telephone. For Committee meetings, non-employee directors received $1,000 for each Committee meeting attended in person or $600 for each such meeting participated in by telephone. The Chairman of each Committee who is a non-employee director received a fee of $1,500 for each Committee meeting attended in person or $900 for each telephone meeting of the Committee in which he participated. Non-employee directors are also reimbursed for all expenses incident to their Board service. Each non-employee director who serves less than six months in a fiscal year receives 50% of the annual fee, and if he serves six months or more in a fiscal year, receives 100% of the prevailing annual fee. Under the Company's Deferred Compensation Plan, a non-employee director of the Company may elect to defer up to 100% of these fees or any fixed amount above $2,500 of such fees.

                   The Company has a nonqualified Capital Accumulation Plan for its non-employee directors. The maximum benefit available to these directors is $150,000, payable upon retirement in 120 equal consecutive monthly installments. If the non-employee director has served for less than ten years, his benefit upon retirement will be based upon 10% of the maximum benefit for each year of Board service with a minimum of three years of service required for inclusion in the plan. If a director dies before the normal retirement age of 70 and his termination from Board service, his beneficiary will receive an amount equal to 100% of the amount the Company would have paid the director had normal retirement age been attained.

                   Each non-employee director is automatically entitled to an option grant of 3,000 shares of Common Stock under the Company's 1989 Stock Incentive Plan upon his initial election or appointment to the Board, and is thereafter entitled to an annual grant of 1,000 shares ("Annual Grant") only if the Company attains a ten percent or greater return on common equity in the preceding fiscal year. During fiscal 1994, each non-employee director received an Annual Grant of 1,000 shares. If the amendments to the 1989 Stock Incentive Plan are approved by shareowners, then these directors would be entitled to an Annual Grant of 2,000 shares beginning in 1995, subject to the Company attaining such financial results. See pages 19 through 26 for a description of these amendments.

                   Mr. Blanco, a director of the Company and Vice Chairman of its Compensation/Stock Option Committee, is Chairman of J. M. Blanco, Inc. The Company, from time to time, has sold to and purchased product from J. M. Blanco, Inc. in the normal course of business. During fiscal 1994, the amounts of these sales and purchases totaled $110,295 and $144,261, respectively.

                   George E. Reinhardt, Jr. serves as a consultant to the Company under a three-year consulting agreement entered into in December 1991. The agreement provides for an annual fee of $100,000, which was fully paid in a lump sum amount during fiscal 1992.

                   -------------------------------------------------------------

                   BENEFICIAL OWNERSHIP OF SECURITIES

PRINCIPAL          The following table lists the beneficial ownership of each
SHAREOWNERS        person or group who owned, to the Company's knowledge, more than five percent of its outstanding voting securities, as of October 31, 1994.

                   -------------------------------------------------------------

                                NAME AND                                   AMOUNT AND
                               ADDRESS OF                                   NATURE OF      PERCENT OF
                               BENEFICIAL                  TITLE OF        BENEFICIAL      OUTSTANDING
                                 OWNER                       CLASS          OWNERSHIP        SHARES
                   -----------------------------------------------------------------------------------
                   Ariel Capital Management, Inc.(1)     Common Stock      3,758,084(1)       10.09
                   307 North Michigan Avenue
                   Chicago, Illinois 60601
                   FMR Corp.(2)                          Common Stock      2,584,200(2)        6.94
                   (including subsidiaries)
                   82 Devonshire Street
                   Boston, MA 02109
                   Robert E. Martini(3)                  Common Stock      2,335,726(4)        6.27
                   4000 Metropolitan Drive
                   Orange, California 92668

                   -------------------------------------------------------------

                   (1) This information was provided by Ariel Capital Management, Inc. ("Ariel"), in its capacity as a registered investment advisor. According to Ariel, as of October 31, 1994, Ariel had sole voting power over 2,647,489 shares, shared voting power over 216,656 shares and sole dispositive power over 3,758,084 shares.

                   (2) This information was provided by FMR Corp. ("FMR"), in its capacities as serving as an investment advisor to various registered investment companies and other funds as well as serving as trustee or managing agent for various private investment accounts. According to FMR, as of October 31, 1994, FMR had sole voting power over 451,600 shares and sole dispositive power over 2,584,200 shares.

                   (3) Information as to beneficial ownership has been furnished to the Company by Robert E. Martini as of October 31, 1994. Except as indicated otherwise by the following notes, shares shown beneficially owned are those to which Mr. Martini has sole voting and dispositive power.

                   (4) Includes 40,746 shares which, as of October 31, 1994, may be acquired within sixty days pursuant to the exercise of stock options and 29,827 shares owned by Mr. Martini's wife.

- --------------------------------------------------------------------------------

VOTING SECURITIES  The following table sets forth certain information regarding
OWNED BY           the ownership of the Company's Common Stock October 31,
DIRECTORS AND      1994, by: (a) each director and nominee; (b) the chief
EXECUTIVE          executive and the the four most highly compensated executive
OFFICERS           officers named in the Summary Compensation Table (See
                   "Compensations of Executive Officers"); and, (c) all
                   directors and executive officers as a group.
                   -------------------------------------------------------------

                                                                            AGGREGATE NUMBER
                                                                               OF SHARES             PERCENT
                                                                              BENEFICIALLY        OF OUTSTANDING
                                                                              OWNED(1)(2)             SHARES
                   ---------------------------------------------------------------------------------------------
                   Jose E. Blanco, Sr.                                              2,668            *
                   Rodney H. Brady(3)                                              38,624            *
                   John Calasibetta                                               208,773            *
                   Neil F. Dimick                                                   9,200            *
                   Dr. Charles C. Edwards                                           7,789            *
                   Phillip R. Engle                                                29,514            *
                   Charles J. Lee                                                  11,095            *
                   George R. Liddle(4)                                             25,790            *
                   Robert E. Martini(5)                                         2,335,726          6.27
                   James R. Mellor                                                  9,999            *
                   George E. Reinhardt, Jr.                                        83,600            *
                   Francis G. Rodgers                                               9,877            *
                   Milan A. Sawdei(6)                                              16,881            *
                   Dwight A. Steffensen                                            97,265            *
                   All directors and executive officers as a group
                     including those above (19 persons)                         2,959,092          7.93

                   -------------------------------------------------------------

                   * Denotes ownership of less than 1% of the outstanding shares of Common Stock.

                   (1) Information as to beneficial ownership by the directors and executive officers named above has been furnished to the Company by such individuals. Except as indicated otherwise in the footnotes, shares shown as beneficially owned are those to which the individual has sole voting and dispositive power. Such shares, where applicable, may be subject to community property laws and related statutes under which a spouse may be entitled to share in the management of the community property, which may include the right to vote or dispose of the shares.

                   (2) Reflects the number of shares that could be purchased by exercise of options exercisable as of October 31, 1994, or within 60 days thereafter under the Company's stock option or stock incentive plans, as follows: Jose E. Blanco, Sr. - 2,668 shares; Rodney H. Brady - 6,667 shares; Neil F. Dimick - 5,200 shares; Dr. Charles C. Edwards - 5,417 shares; Phillip R. Engle - 27,952 shares; Charles J. Lee - 6,667 shares; George R. Liddle - 3,067 shares; Robert E.
                   Martini - 40,746 shares; James R. Mellor - 6,667 shares; George E. Reinhardt, Jr. - 3,667 shares; Francis G.
                   Rodgers - 6,667 shares; Milan A. Sawdei - 16,281 shares; Dwight A. Steffensen - 29,822 shares; and all directors and executive officers as a group, including those above (19 persons) - 203,708 shares.

                   (3) Includes 881 shares held by a son living at home, 881 shares held by a son as custodian for another son and 30,195 shares held in trust by Mr. Brady as trustee for his own benefit.

                   (4) Includes 22,723 shares held by Mr. Liddle as co-trustee for the benefit of him and his wife.

                   (5) Includes 29,827 shares owned by Mr. Martini's wife.

                   (6) Includes 600 shares held by Mr. Sawdei as trustee for his son.

                   -------------------------------------------------------------

COMPLIANCE WITH    Section 16(a) of the Securities Exchange Act of 1934
SECTION 16(A)      ("Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Directors, officers and greater than ten percent beneficial owners

                   Based solely upon a review of the copies of the forms furnished to the Company and written representations from the Company's directors and officers, the Company believes that during the 1994 fiscal year all filing requirements applicable to its directors and officers were satisfied.

                   -------------------------------------------------------------

                   COMPENSATION OF EXECUTIVE OFFICERS

                   The following table sets forth information for the fiscal years ended September 30, 1994, and August 31, 1993 and 1992, respectively, with respect to certain compensation awarded or paid to the Company's Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "Named Executive Officers"):
                                    SUMMARY COMPENSATION TABLE

                   -------------------------------------------------------------

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                    ------------
                                                                     ANNUAL COMPENSATION               AWARDS
                                                              ---------------------------------     ------------
                                                                                        OTHER        SECURITIES
                                                                                       ANNUAL        UNDERLYING       ALL OTHER
                                   NAME AND                                            COMPEN-        OPTIONS/         COMPEN-
                                   PRINCIPAL                  SALARY       BONUS      SATION(2)         SARS         SATION(2)(3)
                                   POSITION       YEAR(1)       ($)         ($)          ($)            (#)              ($)
                               ---------------------------------------------------------------------------------------------
                               Robert E. Martini    1994      534,808     350,000      117,356(4)      10,000           34,278(5)
                               Chairman and
                                Chief               1993      559,154     200,000      111,373(4)      79,364           28,275(5)
                               Executive Officer    1992      460,308     250,000           --         10,000               --
                               Dwight A.
                                Steffensen          1994      399,808     300,000       48,228(6)      20,000            2,520
                               President and
                                Chief               1993      412,077     150,000       46,847(6)      20,804            1,321
                               Operating Officer    1992      311,096     200,000           --         10,000               --
                               Phillip R. Engle     1994      249,231     125,000       36,006(7)      15,000            2,772
                               Executive Vice
                                President,          1993      259,615      70,000       37,861(7)       5,000            1,256
                               Supplier
                                Relations and       1992      209,135     100,000           --          5,000               --
                               Operations
                               Neil F. Dimick       1994      233,654     175,000       30,604(8)      20,000            2,520
                               Executive Vice
                                President,          1993      240,654     100,000       34,560(8)       8,000              709
                               Chief Financial
                                Officer             1992      175,769     125,000           --              0               --
                               Milan A. Sawdei      1994      165,478     100,000       34,855(9)      15,000            2,520
                               Executive Vice
                                President,          1993      171,385      40,000       26,187(9)       5,000              943
                               Chief Legal
                                Officer and         1992      129,308      40,000           --          2,500               --
                               Secretary
                               ---------------------------------------------------------------------------------------------

                   (1) The Company changed its fiscal year-end from August 31 to September 30 during fiscal 1994. Therefore, all amounts attributed to fiscal year 1994 are for the twelve months ended September 30, 1994.

                   (2) As permitted by the rules promulgated by the Securities and Exchange Commission, no amounts are shown for fiscal year 1992.

                   (3) Reflects Company contributions under the Company's Pre-Tax Investment Retirement Account Plus Plan, unless otherwise indicated in the following notes.

                   (4) Includes $63,000 and $68,250 of imputed compensation reflecting the difference between the average market interest rate for the Company and the interest-free loan to Mr. Martini described on pages 18 and 19 during fiscal years 1993 and 1994, respectively.

                   (5) Includes $26,954 and $31,198 of allocated premiums paid by the Company to a split-dollar life insurance plan on Mr. Martini during fiscal years 1993 and 1994, respectively.

                   (6) Includes $19,887 and $21,897 of imputed compensation reflecting the difference between the average market interest rate for the Company and the interest-free loan to Mr. Steffensen described on pages 18 and 19 for fiscal years 1993 and 1994, respectively.

                   (7) Includes $11,868 and $13,650 of imputed compensation reflecting the difference between the average market interest rate for the Company and the interest-free loan to Mr. Engle described on pages 18 and 19 for fiscal years 1993 and 1994, respectively.

                   (8) Includes $9,844 and $12,174 of imputed compensation reflecting the difference between the average market interest rate for the Company and the interest-free loan to Mr. Dimick described on pages 18 and 19 for fiscal years 1993 and 1994, respectively.

                   (9) Includes $8,058 and $9,100 of imputed compensation reflecting the difference between the average market interest rate for the Company and the interest-free loan to Mr. Sawdei described on pages 18 and 19 for fiscal years 1993 and 1994, respectively.

                   -------------------------------------------------------------

                   EMPLOYMENT AND SEVERANCE AGREEMENTS

                   In May 1994, the Board authorized the Company to enter into written employment agreements (the "Employment Agreements") and severance agreements (the "Severance Agreements") with Mr. Martini (as Chairman and Chief Executive Officer), Mr. Steffensen (as President and Chief Operating Officer), Mr. Engle (as Executive Vice President, Supplier Relations and Operations), Mr. Dimick (as Executive Vice President, Chief Financial Officer), and Mr. Sawdei (as Executive Vice President, Chief Legal Officer and Secretary).

                   Each of the Employment Agreements is for a term of three years. The Employment Agreements automatically extend on a monthly basis so that the outstanding term is always three years, subject to the option of either party to terminate the automatic extension provision at any time. Pursuant to each Employment Agreement, each Named Executive Officer is to receive his then-effective annual base compensation, a bonus that shall be no less than fifty percent of the average of the Named Executive Officer's previous three annual bonuses, and other benefits and allowances. In the event of death or disability, each Named Executive Officer will receive the compensation provided for under his Employment Agreement for the term of the Agreement, calculated as if notice to terminate had been given 30 days prior to such event.

                   Pursuant to the Employment Agreements, the Company will indemnify each Named Executive Officer with respect to any actions, claims or settlements arising out of the performance of his duties, including the payment of all reasonable attorneys' fees and necessary costs and expenses. In addition, the Company will pay as incurred all reasonable attorneys' fees and necessary costs and disbursements incurred by the Named Executive Officer in connection with any dispute under the Employment Agreement, whether or not the Named Executive Officer prevails.

                   Pursuant to the Employment Agreements, a Named Executive Officer's employment may be terminated without a claim for damages arising against the Company (1) upon notice by the Named Executive Officer, except for "good reason" discussed below; (2) by mutual agreement between the Named Executive Officer and the Company; or (3) by the Company for cause. If the Employment Agreement is terminated by the Company for any other reason, or if the Named Executive Officer terminates the Employment Agreement for good reason (including, but not limited to, an adverse change in such officer's position from his position at the time he entered into the Employment Agreement), he will be entitled to damages equal to the present value equivalent of the compensation he would have been paid under the Employment Agreement for the next three years, less his earned income from other employment, if any.

                   The Severance Agreements with the Named Executive Officers provide for payment of cash and other benefits in the event of a voluntary or involuntary termination of employment within three years following a Change in Control (as hereinafter defined) of the Company. Payment under the Severance Agreements would consist of 2.99 times the average annual compensation paid by the Company for the most recent five taxable years of the Named Executive Officer ending before the date of the Change in Control if, following a Change of Control, such Named Executive Officer is terminated without cause, such Named Executive Officer terminates for any reason within 180 days after a Change in Control, or if such Named Executive Officer terminates for good reason (including, but not limited to, an adverse change in such officer's position from his position at the time of the Change in Control). The Severance Agreement continues until three years and one day after a Change in Control or until the Named Executive Officer receives the severance payment under the Agreement.

                   Under the Severance Agreement, a Change in Control with respect to the Company is deemed to occur 90 days prior to
                   (i) the acquisition by any person, entity or group, within the meaning of Section 13(d) and 14(d) of the Exchange Act (excluding for this purpose, (A) the Company or (B) any employee benefit plan of the Company which acquires beneficial ownership of voting securities of the Company) of 50% or more of beneficial ownership (within Rule 13d-3 promulgated under the Exchange Act) of the combined voting power of the Company's then outstanding securities; (ii) any rolling period of two consecutive years in which individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new director whose election or nomination for election was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors; provided, however, no director shall be considered to have been so approved if such director initially assumed office as a result of either an actual or threatened "election contest" (as described in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consent by or on behalf of any person other than the Board of Directors, including as a result of any agreement intended to avoid or settle any such election contest or proxy contest; (iii) the approval by the Company's shareowners of a dissolution or liquidation of the Company;
                   (iv) the sale (or similar transaction) of substantially all of the Company's operating assets; or (v) a merger or consolidation, or a transaction having a similar effect, where (A) the Company is not the survivor, (B) the majority of the Common Stock of the Company is no longer held by the holders of Common Stock of the Company immediately prior to the transaction, or (C) the Company's Common Stock is converted into cash, securities or other property.

                   If any payment would be subject to the excise tax imposed by
                   Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), then the Named Executive Officer shall be entitled to receive an additional "gross-up bonus" in an amount necessary to provide the Named Executive Officer with sufficient after-income tax funds to fully pay all such excise taxes on both the payment and the gross-up bonus.

                   Pursuant to the Severance Agreement, the Company will pay as incurred all reasonable attorneys' fees and necessary costs and disbursements incurred by the Named Executive Officer in connection with any dispute under the Severance Agreement, whether or not the Named Executive Officer prevails.

                   STOCK OPTION GRANTS AND EXERCISES

                   The following tables provide information with respect to stock options granted to and held by the Named Executive
                   Officers:

                                  OPTION GRANTS IN LAST FISCAL YEAR


                                                               INDIVIDUAL GRANTS
                                                               ------------------
                                                                   % OF TOTAL
                                                                  OPTIONS/SARS
                                                 SECURITIES        GRANTED TO
                                                 UNDERLYING       EMPLOYEES IN
                                                OPTIONS/SARS      FISCAL YEAR       EXERCISE PRICE      EXPIRATION
                              NAME               GRANTED (#)           1994             ($/SHARE)           DATE
                                                ------------      ------------      --------------      ----------
                   Robert E. Martini              10,000(2)           2.0               $ 15.56          10/13/03
                   Dwight A. Steffensen           10,000(3)           2.0                 15.56          10/13/03
                                                  10,000(4)           2.0                 17.75           1/18/04
                   Phillip R. Engle                5,000(3)           1.0                 15.56          10/13/03
                                                  10,000(4)           2.0                 17.75           1/18/04
                   Neil F. Dimick                 10,000(3)           2.0                 15.56          10/13/03
                                                  10,000(5)           2.0                 17.75           1/18/04
                   Milan A. Sawdei                 5,000(3)           1.0                 15.56          10/13/03
                                                  10,000(3)           2.0                 17.75           1/18/04

                   -------------------------------------------------------------

                   (1) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 6.5%, an option term of ten years, a dividend yield of 1.99%, a stock volatility of .2759 and a forfeiture risk of 3% for each of the four years of vesting.

                   (2) One thousand shares granted as incentive stock options and 9,000 shares granted as nonstatutory stock options. Both granted at 100% of fair market value on the date of grant. Options vest 20% one year after the date of grant, and then yearly thereafter at 20%, 30% and 30%.

                   (3) Incentive stock options at 100% of fair market value on date of grant. Options vest 20% one year after the date of grant, and then yearly thereafter at 20%, 30% and 30%.

                   (4) Five thousand shares granted as incentive stock options and 5,000 shares granted as nonstatutory stock options. Both granted at 100% of fair market value on the date of grant. Options vest 20% one year after the date of grant, and then yearly thereafter at 20%, 30% and 30%.

                   (5) One thousand five hundred shares granted as incentive stock options and 8,500 shares granted as nonstatutory stock options. Both granted at 100% of fair market value on the date of grant. Options vest 20% one year after the date of grant and then yearly thereafter at 20%, 30% and 30%.

                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED       IN-THE MONEY OPTIONS
                        SHARES                     OPTIONS/SARS AT FY END (#)      SARS AT FY END ($)
                     ACQUIRED ON       VALUE       --------------------------     --------------------
         NAME        EXERCISE (#)   REALIZED ($)   EXERCISABLE  UNEXERCISABLE          EXERCISABLE        UNEXERCISABLE
- -----------------------------------------------------------------------------------------------------------------------
Robert E. Martini         0             0            19,873         79,491             $        (1)          $8,150
Dwight A. Steffensen      0             0            20,661         42,643                      (1)           8,150
Phillip R. Engle          0             0            24,452         22,000               130,443              4,075
Neil F. Dimick            0             0             5,200         22,800                      (1)           8,150
Milan A. Sawdei           0             0            16,281         17,750               56,029               4,075
- -----------------------------------------------------------------------------------------------------------------------
<Caption

                   (1) The exercise price of these exercisable options was greater than the market price of the Common Stock as of September 30, 1994. Accordingly, none of these options were, as of that date, "In-the-Money."

- --------------------------------------------------------------------------------

                   PENSION TABLE

RETIREMENT         The following table shows the estimated annual benefits
BENEFITS           payable under the Company's non-qualified Supplemental
                   Executive Retirement Plan ("SERP") at age 62 to persons in specified compensation and years-of-service classifications, based on a joint and 75 percent survivor annuity form of retirement income. The table also includes benefits payable under the Company's Capital Accumulation Plan ("CAP") for executives who participate in the CAP, which was the SERP's predecessor plan and which was frozen to new employee participants on October 7, 1987.

                   -------------------------------------------------------------

                                  AVERAGE ANNUAL
                                   COMPENSATION               ESTIMATED ANNUAL RETIREMENT BENEFITS FOR
                             DURING HIGHEST THREE OF            YEARS OF CREDITED SERVICE SHOWN BELOW
                                      FINAL                -----------------------------------------------
                           FIVE YEARS BEFORE RETIREMENT       10           20           30           40
                           -------------------------------------------------------------------------------
                           $ 200,000                       $ 80,900     $134,300     $134,300     $134,300
                             400,000                        184,100      290,800      290,800      290,800
                             600,000                        287,300      447,300      447,300      447,300
                             800,000                        391,900      605,200      605,200      605,200
                            1,000,000                       498,500      765,200      765,200      765,200

                   -------------------------------------------------------------

                   As of September 30, 1994, full years of actual credited service in these plans are Mr. Martini -- 38 years; Mr. Steffensen -- 9 years; Mr. Engle -- 19 years; Mr. Dimick -- 3 years; and, Mr. Sawdei -- 11 years.

                   Compensation for a particular year as used for the calculation of retirement benefits under SERP includes base salary received during the year (including salary deferred under a salary deferral plan) and excludes all other compensation. Benefits are reduced by the following amounts:
                   (1) the participant's primary insurance amount payable under the Social Security Act at retirement age; (2) the participant's benefit under the CAP; (3) an annuitized amount based upon an assumed level of participation in the Company's Pre-Tax Investment Retirement Account Plus Plan; and, (4) any amounts owed by a participant to the Company (except to the extent that such amount owed is under a program that expressly provides that there will not be an offset). Benefits are payable under the SERP in the form of a joint and survivor annuity, consisting of periodic payments to each participant or a lump sum distribution to a participant's beneficiary should a participant die before attaining normal retirement age. In the alternative, a participant may elect to receive his or her benefit in a lump sum. A $5,000 funeral benefit is available to a participant's estate, offset by any funeral benefit paid under the CAP Plan. Because participants may be required to pay income and payroll taxes based upon payments made by the Company under SERP, the Company will pay affected participants an additional amount that the Company estimates will be equal to such tax liability. Generally, the CAP benefit is a monthly retirement benefit paid over a specified number of months that, at the election of a participant, may be paid in a lump sum.

- --------------------------------------------------------------------------------


REPORT OF THE      COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION/
STOCK OPTION
COMMITTEE          Notwithstanding anything to the contrary set forth in any of the Company's previous filings

                   under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.
                   The Company applies a consistent philosophy toward the compensation for its executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward its stated mission. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of its customers, shareowners and employees.

                   The Compensation/Stock Option Committee ("Committee") is currently comprised of three (3) non-employee directors.

                   COMPENSATION PHILOSOPHY

                   The goals of the compensation program are to (1) align individual contributions with business objectives and performance; (2) enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company; and, (3) motivate those executives to advance shareowner interest. The Company's compensation program for executive officers is based on the same two policies applicable to compensation decisions for other officers of the Company:

                   - The Company pays based on Company and individual performance.

                     Executive Officers are rewarded based upon corporate
                   performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as increase in net earnings, return on equity, sales growth and improvements in the Company's customer and employee satisfaction index. Individual performance is evaluated by reviewing individual efforts and accomplishments, organizational and management development progress against personal and functional area objectives and the degree to which teamwork and Company values are fostered.

                   - The Company provides a total compensation package which is competitive. The Company regularly compares its pay practices for its executive officers with those of other leading companies and sets, in part, its pay parameters based on this review. The Company strives to set the compensation paid to an individual based upon comparisons to other executives inside the Company and at comparable organizations. The Company believes that the Company's most direct competitors for executive talent are not necessarily all the companies that would be included in the peer group established to compare shareowner returns. Consideration is given to annual national surveys and each executive's talent and experience. Thus, the groups used for evaluation of competitive compensation are not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

                   COMPENSATION VEHICLES

                   The Company has a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to provide efficient service to customers, enhance shareowner values, foster Company values and teamwork, and adequately reward employees. These vehicles are:

                   - Cash-Based Compensation.

                     Cash-based compensation represents a combination of base salary and annual incentive based bonus. Salary levels are determined based on a review of competitive data and internal pay levels for various positions. Base salary levels are typically at the midpoint in the wholesale pharmaceutical industry but below the median in comparable size companies.

                     The annual incentive based bonus is measured against the achievement of financial criteria established by senior management and the Board each year as well as qualitative improvements in customer satisfaction, employee satisfaction and individual performance. The financial measures for the 1994 fiscal year were based upon a comparison of actual performance with goals established near the beginning of the year, with respect to net earnings, return on equity, sales growth and, for some executive officers, operating expenses relative to the Company's sales growth rate. The Chief Executive Officer and Chief Operating Officer may earn a maximum of 115% of base salary and other executive officers may qualify for a maximum award of between 75% to 100% of base salary. In practice, salary and bonus combined have typically placed the Company at the midpoint in the wholesale pharmaceutical industry, but below the median for comparable size companies.

                   - Equity-Based Compensation.

                     The purpose of the Stock Option Program is to provide longer term incentives to employees to work to maximize shareowner value. This program also utilizes vesting periods designed to encourage key employees to continue in the employ of the Company. The Committee, based on recommendations of compensation consultants, management and historical practices, grants stock options to a broad-based management population representing approximately seven percent of the total employee pool.

                   CEO COMPENSATION

                   Actions recommended by the Committee (and approved by the Board) specific to the Chief Executive Officer during fiscal 1994 were as follows:

                   - Salary adjustment, Grant of Bonus and Stock Option in 1995 for fiscal year 1995.

                     Mr. Martini was granted a 3.9% salary increase, his first salary increase since October 1991, which brought his base pay to $535,000 per annum. This adjustment was made in large part because of the increase in revenues and operating earnings for the year ended September 30, 1994, and recent increases in the Company's operating margin percentage.

                     Mr. Martini was evaluated by the Committee against several criteria that form the Company's bonus plan. The Company's bonus plan is comprised of both objective and subjective elements. Those objective criteria include an evaluation related to meeting the annual corporate objectives, increases in net earnings, return on equity, sales growth, and maintaining operating expenses as a factor of sales growth. These criteria allow Mr. Martini to earn up to 35%, 20%, 20%, 15% and 10%, respectively, of his base salary. An additional 15% of Mr. Martini's base salary may be earned if the Committee determines that he has met other non-financial and numeric-based management objectives. Based upon an evaluation of these objectives, the percentage of achievement by Mr. Martini in comparison with the potential amounts to be earned under the Bonus Plan, the Committee awarded Mr. Martini the sum of $350,000.

                     Mr. Martini also participated in the Company's equity-based compensation program. Options granted in fiscal 1994 are shown under the caption "Option Grants in Last Fiscal Year," and an additional option for 15,000 shares was granted in October 1994. In considering the grant of options to Mr. Martini, the Committee took into consideration those items discussed above.

                     The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareowner returns. Thus, the groups used for evaluation of competitive compensation are not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

                   Committee Policy Regarding Compliance with Section 162(m) of the Code:

                   The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August 1993. Under the law, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors and be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareowners, and the Committee must certify that the performance goals were achieved before payments can be awarded.

                   The Committee intends to consider and evaluate all the Company's compensation programs in light of the OBRA legislation and related regulations. However, the Company may pay compensation which is not deductible in certain circumstances if sound business judgment so requires.

                   In order to qualify the Company's 1989 Stock Incentive Plan as "performance-based" the Company is proposing an amendment to this Plan in this Proxy Statement which establishes a maximum annual grant of option shares to an employee under this Plan (see "Amendments to the 1989 Stock Incentive Plan" below).

                   Compensation/Stock Option Committee of the Board of Directors

                                     James R. Mellor, Chairman
                                Jose E. Blanco, Sr., Vice Chairman
                                        Francis G. Rodgers

                   -------------------------------------------------------------

                   COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                   The present members of this Committee are Messrs. Blanco, Mellor and Rodgers. During fiscal 1994, Messrs. Brady and Lee also served on the Committee. Mr. Brady was an executive officer of the Company from 1972 to 1978 and Mr. Lee served as an executive officer from 1972 to 1974.

                   Mr. Blanco, a director of the Company and Vice Chairman of its Compensation/Stock Option Committee, is Chairman of J.M. Blanco, Inc. The Company, from time to time, has sold to and purchased product from J. M. Blanco, Inc. in the normal course of business. During fiscal 1994, the amounts of these sales and purchases totaled $110,295 and $144,261, respectively.

                   -------------------------------------------------------------

                   PERFORMANCE GRAPH

                   The following graph compares the cumulative total shareowner return (stock price appreciation plus dividends) for the five years ending September 30, 1994, on the Company's Common Stock with the cumulative return of the American Stock Exchange Index, New York Stock Exchange Index and the stocks for peer companies with Standard Industrial Classification Code 5122, drugs and proprietary wholesale (weighting the returns of these peer companies based on stock market capitalization). The peer companies selected by the Company are Akorn, Inc.; Allou Health & Beauty; Bindley Western Industries, Inc.; Cardinal Health, Inc.; Choice Drug Systems, Inc.; D & K Wholesale Drug, Inc.; FoxMeyer Corporation; Herbalife International, Inc.; McKesson Corporation; Moore Medical Corporation; National Intergroup, Inc.; Showcase Cosmetics; and Tristar Corporation. Cumulative total shareowner return (on an assumed initial investment of $100 at August 31, 1989), as determined at the end of the Company's fiscal year, reflects the change in stock price, assuming reinvestment of dividends for the five years and one month ended September 30, 1994. As previously indicated, the Company changed its fiscal year-end during fiscal 1994 from August 31 to September 30. Additionally, the Company switched from the American Stock Exchange to the New York Stock Exchange as it listed its Common Stock on the New York Stock Exchange during fiscal 1994.

                   As a result of the transaction by Eli Lilly & Company in acquiring the pharmacy benefit manager operation of McKesson Corporation, an entity of the Company's peer company index ("Peer Group"), the per share price of McKesson stock increased by approximately 100% during the Company's 1994 fiscal year. The market capitalization of McKesson constituted approximately 58% of the Company's Peer Group as of September 30, 1994. The combination of the increase in value of McKesson stock and its significant market capitalization within the Peer Group enhanced the performance of this group.

                                                     CRSP Index for
                                                       AMEX Stock         Self-D       CRSP Index for
       Measurement Period            Bergen Brun-      Market (US     etermined Peer     NYSE Stock
      (Fiscal Year Covered)           swig Corp.       Companies)         Group            Market
                     08/31/89                100.0            100.0            100.0            100.0
                     08/31/90                 87.6             83.4             88.6             93.3
                     08/30/91                104.8            103.2            122.2            118.5
                     08/31/92                 94.5            107.6            119.3            128.5
                     08/31/93                 87.8            136.8            149.8            147.8
                     09/30/94                 84.5            135.6            250.4            153.1

                   Assumes $100 invested 8/31/89 in Bergen Brunswig Corporation Common Stock, New York Stock Exchange Index, American Stock Exchange Index and Industry peer group (drugs and proprietary, wholesale companies) (dividends reinvested), respectively. Fiscal year ending September 30.

                   -------------------------------------------------------------

LOAN               CERTAIN TRANSACTIONS
EXECUTIVE
PROGRAMS           In April 1990, the Board approved an unfunded deferred
                   compensation loan program available to the executive officers of the Company (the "Executive Loan Program") for the purpose of providing them with an incentive to remain with the Company. Under this program, loans are available to all executive officers of the Company, except those who are also members of the Board. Each outstanding loan matures upon the officer's termination of employment unless extended by the Board, and is evidenced by a secured promissory note in the principal amount of the loan which bears no interest. An executive officer may borrow up to 125% of his or her annual salary then in effect upon the date of request. The value of collateral securing the loan must equal at least 125% of the principal loan amount.
                   Although no interest is charged by the Company to the employee, the employee is deemed by the Internal Revenue
                   Service to have compensation in the amount of interest calculated according to a formula prescribed by the Internal
                   Revenue Service. The employee is also deemed to have paid interest in a like amount to the Company. The Company has the right at any time to amend, modify or terminate this program but is limited in terminating or modifying outstanding loans.

                   In addition to the above loans, the Board has approved making loans to other key employees under terms similar to the Executive Loan Program and the principal amount of these loans outstanding as of September 30, 1994, to Messrs. Martini and Steffensen were $1,400,000 and $481,250, respectively. The loans to Messrs. Engle, Dimick and Sawdei, made pursuant to the Executive Loan Program, are in the amounts of $300,000, $281,250 and $200,000, respectively. Such amounts represent the largest aggregate amount of each executive officer's indebtedness during the Company's last fiscal year.

                   The Company entered into a life insurance plan for Mr.
                   Martini in 1985. Under this insurance plan, the Company pays the premiums on certain life insurance policies which provide him (or his assignees) with a death benefit of $1,400,000 and which may provide certain alternative benefits in the event of a lifetime surrender of the policy. The Company expects to maintain this policy in force until his 75th birthday, whether he is employed by the Company or has retired.
- --------------------------------------------------------------------------------

              2. APPROVAL OF THE AMENDMENTS TO THE 1989 STOCK INCENTIVE PLAN (Item 2 on Proxy Card)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                   The Board proposes that the shareowners approve the amendments to the 1989 Stock Incentive Plan of Bergen Brunswig Corporation and Subsidiary Companies (the "Plan") described below. In October 1994, the Board adopted amendments to the Plan (the "Plan Amendments"), several of which are presented for shareowner approval. For a detailed description of the Plan Amendments, see "Plan Amendments to be Approved by Shareowners" below. The following is a summary of the material provisions of the Plan and the Plan Amendments.

                   A FULL COPY OF THE AMENDMENTS TO THE PLAN PRESENTED FOR
                   SHAREOWNER APPROVAL IS ATTACHED AS APPENDIX "A" TO THIS PROXY
                   STATEMENT. ALTHOUGH THE MAJOR FEATURES OF THESE AMENDMENTS
                   ARE SUMMARIZED BELOW, THIS IS ONLY A SUMMARY AND IS QUALIFIED
                   IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE
                   AMENDMENTS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN
                   HAVE THE MEANINGS ASCRIBED TO THEM IN THE AMENDED PLAN. A
                   FULL COPY OF THE AMENDED PLAN IS AVAILABLE FROM THE COMPANY
                   UPON REQUEST.
                   Awards. Under the Plan, which was initially approved by the shareowners at the 1989 annual meeting of shareowners,
DESCRIPTION OF     incentive stock options ("ISOs"), nonstatutory stock
THE PLAN           options ("NSSOs") (together, the "Options") and stock
                   appreciation rights ("SARs") may be granted to officers and key employees of the Company or its subsidiaries with respect to the Common Stock of the Company. The Options and SARs may be referred to as "Awards." In addition, initial grants of director stock options are granted to non-employee directors
                   ("Eligible Directors"), and Annual Grants may be awarded upon the Company attaining certain pre-established financial results (collectively, the "Director Options").
                   Limit on Awards under the Plan. Currently, the maximum number of shares with respect to which Options and SAR's may be granted is 1,875,000, of which 187,500 shares are utilized for nondiscretionary grants of NSSO's to Eligible Directors and the remaining shares available for grants of Options and SARs to employees and other persons as described in the Plan and as determined by the Committee. There are 609,311 remaining shares available for grants under the Plan of which 133,750 shares are reserved for Director Options. There is no specific limit on the number of shares which may be issued in order to preserve the benefits intended to be available under the Plan in the event of a stock dividend, merger, consolidation or other event described in the Plan. The shares delivered under the Plan are available from the authorized but unissued shares of the Company or from shares reacquired by the Company. Shares subject to lapsed or cancelled Options or SARs (other than Options cancelled upon exercise of SARs) are available for further Awards. The Plan Amendments will impose a limitation on the number of shares allowed to be granted to any one individual during any fiscal year of 150,000 shares.
                   Additionally, the Plan Amendments provide that the number of shares available for grant with respect to Awards and Director Options in any fiscal year shall equal the number of shares remaining available for grant from prior years plus an increased number of shares (if applicable) to be calculated as follows. If at any time during the fiscal year the number of shares available for grant to individuals other than Eligible Directors falls below 1% of the issued shares of Common Stock as of the end of the immediately preceding fiscal year, then the maximum number of shares which may be granted in the current fiscal year shall be increased by an amount equal to 1% of the issued shares of Common Stock as of the last day of the immediately preceding fiscal year. The amendments provide that any increase in the number of shares which may be granted may only occur once during any fiscal year.

                   Administration. Except for the grants of Director Options, the selection of participants in the Plan and the extent of the participation of each is determined by a committee consisting of not less than three directors (the "Committee") whose members are designated by the Board of Directors and who are eligible to receive Director Options, but will not be eligible to receive Options or SARs under the Plan. The Committee's determination is made after such consultation with management. The Committee administers the Plan, subject to such resolutions adopted by the Board of Directors. Under the Plan Amendments, the members of the Committee would be limited to directors who are both "disinterested persons" as defined in Rule 16b-3 under the Exchange Act and "outside directors" for purposes of OBRA.

                   Eligibility for Director Options. Only Eligible Directors are eligible to receive Director Options. Currently, each Eligible Director receives an annual grant of 1,000 shares immediately following the adjournment of each annual shareowner's meeting if the return on common equity of the Company for the immediately preceding fiscal year is equal to or greater than ten percent (10%). The Plan Amendments will increase this annual grant amount to 2,000 shares beginning in 1995. In addition, Eligible Directors automatically receive a Director Option of 3,000 shares upon their initial election to the Board. All Director Options are 100% vested upon grant, and are exercisable in equal installments over three years. Director Options expire ten years from the date such option is granted and may be exercised only by the Eligible Director, except in the case of his death. In the event of death of the Eligible Director, Director Options may be exercised by the person to which the Eligible Director's rights under the Director Option are transferred by will or the laws of descent and distribution, but may not be exercised beyond the expiration date of the Director Option. Under the Plan Amendments, a Director Option would be transferable to members of the Eligible Director's immediate family, including trusts and other certain entities which are solely for the benefit of such family members.

                   Eligibility for Options and SARs. The persons eligible to receive Options and SARs under the Plan consist of key employees (including officers) and, in some instances, other persons who are actively engaged in the conduct of the business of the Company or its subsidiaries. The persons receiving Options and SARs under the Plan ("Optionees") currently total approximately 420 in number. At the discretion of the Committee, an Optionee may receive both Options and SARs.

                   Stock Options. Options granted under the Plan may be either NSSOs or ISOs. Optionees may not receive ISOs which first become exercisable during any calendar year on shares with a value in excess of $100,000 on the date of grant. Each Option granted under the Plan expires not more than ten years from the date such option is granted and may be exercised, in the case of employees, only after not less than one year of the Optionee's continued employment and (except in the event of death, disability or retirement) only during the continuance of employment with the Company or one of its subsidiary companies. Each Option is exercisable over the term of the Option in periodic installments or in full as the Committee may determine at the time the Option is granted. In the event of retirement at or after age 65, Options remain exercisable for a period of 90 days following retirement. In the event of the death or disability of an Optionee, Options granted to the Optionee may be exercised by the person to which such Optionee's rights under the Option are transferred by will or the laws of descent and distribution, but not beyond the earlier of the original expiration date of the Option or 365 days after the Optionee's death. Upon termination for misconduct, an Option may not be exercised after notice of termination. Upon termination of employment for any reason other than as described above, any Options previously granted to, but not exercised by, the Optionee will be exercisable, in certain circumstances, for a period of ninety days following such termination. Under the Plan Amendments, (i) the exercise period upon retirement for Options granted after January 26, 1995 will be automatically extended until the end of the exercise period, and, (ii) with respect to Options granted prior to January 26, 1995, the Committee will be permitted, in its discretion, to extend the exercise period of Options in the event of retirement, but in no case for a period longer than the expiration date of the Option.

                   Transferability. An Option may not be transferred except by will or the laws of descent and distribution, and may be exercised only by such Optionee. Under the Plan Amendments, the Committee would have discretion to grant Options which would be transferable to members of the Optionee's immediate family, including trusts and certain other entities which are solely for the benefit of such family members.

                   Exercise Price. The price at which shares may be purchased upon exercise of any NSSO will not be less than 50% of the fair market value of such shares on the date such option is granted or, in the case of Director Options, at 100% of the fair market value of such shares on the date such option is granted. In the case of an ISO, the exercise price will not be less than 100% of the fair market value of such shares on the date of grant, or 110% of such value in the case of ISOs granted to ten percent (10%) shareowners. Upon exercise, the shares are to be paid for in full in cash or, unless prohibited by the Committee, through the delivery of shares of Common Stock, with a value equal to the total option price, or a combination of cash, shares or such other consideration acceptable to the Committee.

                   Stock Appreciation Rights. SARs may be granted to Optionees (other than Eligible Directors) under the Plan. Any SAR is exercisable at such time as the Committee determines, but only upon surrender of the related Option and only to the extent that the related Option (or the portion thereof as to which such SAR is exercised) is exercisable. Upon exercise of a SAR the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the option price under the related Option. For administrative convenience, the Plan allows the Committee to provide that any exercise of a SAR by a person subject to the rules of
                   Section 16(b) of the Exchange Act during the third through the twelfth business day after the release of the Company's quarterly financial results will be deemed to occur on the day during such period on which the price of the Company's Common Stock was the highest.

                   The Committee has the authority to determine whether the value of a SAR is paid in cash or shares of Common Stock of the Company, or both. The Committee may at any time amend, suspend or terminate any SAR. An SAR has not been granted under the Plan.

                   Certain Adjustments. In the event that the shares of Common Stock should, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, or other such similar change, be increased or decreased or changed into or exchanged for a different number or kind of shares of Common Stock or other securities of the Company, or of another corporation, then (a) there shall automatically be substituted for each share of Common Stock subject to an unexercised Option and Director Option granted under the Plan and, each share of Common Stock available for additional grants of Options and Director Options under the Plan, the number and kind of shares of Common Stock or other securities into which each outstanding share of Common Stock shall be changed or for which each such share shall be exchanged, (b) the option price shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to the Option or Director Option shall remain the same as immediately prior to such event and (c) the Board shall make such other adjustments to the securities subject to Options and Director Options and make such other modifications of the Plan as may be appropriate and equitable. Any adjustment may provide for the elimination of fractional shares.

                   Amendments, Suspension or Discontinuance of the Plan. The Board may amend, suspend or discontinue the Plan at any time provided that shareowner approval will be required if necessary to comply with any applicable rules.

                   Termination of the Plan. No Award or Director Option may be granted under the Plan after October 20, 1999.

                   Federal Income Tax Consequences of the Plan. The federal income tax consequences of the Plan are as follows:

                   (1) With respect to NSSOs and Director Options granted under the Plan: Except as noted in (4) and (5) below, when an Optionee or Eligible Director exercises an option, the difference between the option price and any higher fair market value of the shares on the date of exercise will be ordinary income to the optionee and the Company will be allowed a deduction for federal income tax purposes.

                   (2) With respect to ISOs granted under the Plan: When an employee exercises an ISO while employed by the Company or a Subsidiary or within a three month (one year for disability) period after termination of employment, no ordinary income will be recognized by the Optionee at that time but the excess of the fair market value of the shares acquired by such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are disposed of more than one year after the date of exercise and two years after the date of grant, the excess of the sale proceeds over the aggregate option price of such shares will be long term capital gain, but the Company will not be entitled to any tax deduction with respect to such gain. Except as noted in (4) below, if the shares are disposed of prior to such dates (a "disqualifying disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition (and the Company or its Subsidiary will be entitled to a federal tax deduction in a like amount).

                   (3) With respect to SARs under the Plan: Except as noted in
                   (4) and (5) below, when an Optionee exercises a SAR granted to him under the Plan, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the Optionee and the Company will be allowed a deduction for federal income tax purposes.

                   (4) Special rules: If an Optionee who is subject to Section 16(b) of the Exchange Act receives shares by reason of the exercise of an Option or SAR, there is no ordinary income recognized at that time unless the election described below is made. Such Optionee will instead recognize ordinary income equal to the fair market value of the shares received (less the amount paid for the shares, if any) on the first day the sale of such shares at a profit is no longer subject to
                   Section 16(b) of the Exchange Act and the Company, or its Subsidiary, will be entitled to a deduction of a like amount for federal income tax purposes at that time. Income tax regulations state that such date is six months (less one day) after the acquisition of such shares in the case of shares received by reason of the exercise of an Option or SAR notwithstanding any extension of the period during which
                   Section 16(b) is applicable because of other purchases after such date of acquisition. However, such a participant may elect within 30 days after the transfer of such shares to have the normal rules described in (1) or (3) above apply to the receipt of such shares.

                   (5) The Plan permits the Company to grant an NSSO if the exercise price thereof is not less than 50% of the fair market value of the underlying shares as of the date such Option is granted. If the exercise price of an Option granted under the Plan is less than the fair market value of the stock as of the date the Option is granted, the Option might not be "performance-based" under the provisions of OBRA, and therefore the Company could be deprived of a tax deduction with respect to such Option to the extent such Option caused the total taxable compensation of an executive officer subject to Section 162(m) of the Code to whom the Option was granted to exceed $1,000,000 in a given year.

                   All Options previously granted under the Plan had an exercise price of not less than 100% of the fair market value as of the date of grant.

                   The following individuals and groups were granted Options in October 1994 under the Plan, as amended:



                           --------------------------------------------------------------------------------------------

                                                                                              BERGEN BRUNSWIG CORPORATION
                                                                                               1989 STOCK INCENTIVE PLAN
                                                                                              ---------------------------
                                                         NAME                                      NUMBER OF SHARES
                           ---------------------------------------------------------------------------------------------
                           Robert E. Martini                                                             15,000
                           Dwight A. Steffensen                                                          10,000
                           Phillip R. Engle                                                               5,000
                           Neil F. Dimick                                                                 5,000
                           Milan A. Sawdei                                                                5,000
                           Executive Officers as a group (8 persons)                                     47,500
                           Non-Executive Officer Employees as a group (131 persons)                     227,000

                   ----------------------------------------------------------------------------------------------------

                   On December 15, 1993, the Internal Revenue Service ("IRS")
                   released proposed regulations (the "Proposed Regulations")
REASONS FOR        under Section 162(m) of the Code, which was adopted
PROPOSALS          as part of OBRA. For all years commencing on or after
                   January 1, 1994, Section 162(m) denies a federal income tax deduction to publicly held corporations for compensation in excess of $1 million ("Deduction Limitation") paid to certain designated officers of these corporations, generally being the chief executive officer on the last day of the taxable year and the four other most highly paid executive officers who are so employed on the last day of the taxable year unless such compensation meets certain exceptions, including as a result of being paid pursuant to qualified performance-based compensation plans established by a compensation committee consisting solely of two or more outside directors, the material terms of which are disclosed to and approved by the Company's shareowners before payment.
                   Special rules apply to stock options, in part requiring that they be granted pursuant to a plan approved by the shareowners which limits the number of shares for which options may be granted to any one individual during a specified period. The Proposed Regulations provide transition rules ("Transition Rules") which, among other things, treat plans which satisfy the shareowner approval requirements of
                   Section 16b-3 of the Exchange Act as having satisfied the
                   Section 162(m) shareowner approval requirement until the earlier of (i) the termination or material modification of the Plan or (ii) the date of the first shareowner meeting after December 31, 1996. In addition, for exempted plans, the individual limit requirement will be treated as having been met for the transition period by plans which establish an aggregate number of shares for which options or rights can be granted.

                   The Board, in seeking to bring the Plan into compliance with
                   Section 162(m) of the Code, approved, on October 20, 1994, an amendment to the Plan limiting the number of shares of the Company's Common Stock for which options could be granted to any one individual during any fiscal year to 150,000 shares, and to restrict the membership of the Committee to directors who meet the requirements of both OBRA and Exchange Act. This amendment is subject to the approval by the shareowners. Subject to limitations set forth in paragraph (5) on page 23, the Company believes that if this amendment is approved by the shareowners at the January 26, 1995 Annual Meeting, the IRS should recognize any compensation arising as a result of Option grants as qualifying for full deductibility under the Proposed Regulations.

                   Additionally, grants under the Plan are not transferable except by laws of descent and distribution. However, in order to facilitate the estate planning for Optionees and Eligible Directors, the Board has amended the Plan, subject to shareowner approval, to permit the grant of Options and Director Options which would be transferable to members of the immediate family, including trusts and certain other entities which are solely for the benefit of such family members of the Optionee or the Eligible Directors, as the case may be.

                   The Board approved the "replenishment" or "evergreen" provisions described above pertaining to the number of shares available for grant under the Plan because it believes that its stock option program is an important factor in attracting, retaining and motivating individuals who will dedicate their maximum efforts toward the advancement of the Company. The Board believes this amendment furthers these objectives by assuring continuing availability of stock options in appropriate circumstances. The Board also believes that the Plan Amendment submitted to shareowners will help to contain costs by reducing the number of times which the Plan must be submitted to shareowners for the purpose of increasing the authorized shares under the Plan.

                   The Board approved the increase in the number of shares which will be available for Director Options to Eligible Directors on an annual basis from 1,000 to 2,000 beginning in 1995 because it believes that the Company's stock option program for Eligible Directors is an important factor in attracting and retaining highly qualified and dedicated individuals to serve on the Board. The Board believes that this amendment furthers these objectives by rewarding directors for their service.

                   The Plan currently enables the Committee which administers the Plan to determine the exercisability schedule of Options and SAR's granted to employees under the Plan. The vesting schedule for Director Options is set forth in the current Plan.

                   The Board approved, subject to shareowner approval, the Plan Amendment which (i) automatically extends the exercise period of an Option after retirement (but not beyond the expiration date of the Option) to the expiration date of the underlying Option for Options granted after January 26, 1995, and (ii) permits the Committee, in its discretion, to extend such period with respect to previously granted Options in order to reward Optionees who have contributed to the growth of the Company and provide the Committee with greater flexibility in administering the Plan..

                   In sum, the Plan Amendments to be approved by shareowners
                   would (i) limit the number of NSSO's and SARs authorized for
PLAN AMENDMENTS    grant to any participant during any fiscal year
TO BE APPROVED     to 150,000 shares; (ii) limit the membership of the
BY SHAREOWNERS     Committee to directors who are both "disinterested
                   persons" as defined in Rule 16b-3 under the Exchange
                   Act and "outside directors" as defined for purposes of OBRA and the regulations promulgated thereunder; (iii) increase the number of shares annually available for Director
                   Options to Eligible Directors from 1,000 to 2,000 shares beginning in 1995; (iv) provide for the transferability of Options and Director Options in limited circumstances; (v) provide that the maximum number of shares authorized for grant under the Plan during any fiscal year may be increased by one percent (1%) of the shares of Common Stock issued at the end of the preceding fiscal year; and (vi) automatically extend the exercise period of an Option granted after January
                   26, 1995, following retirement to the expiration date of the underlying Option and permit the Committee, in its discretion, to extend such period with respect to previously granted Options.

OTHER              In addition, the Board has adopted certain other amendments
AMENDMENTS         to the Plan which do not materially increase the benefits
                   accruing to Optionees and Eligible Directors. These amendments do not require shareowner approval under applicable law or pursuant to the terms of the Plan.
                   The affirmative vote of a majority of the shares of Common
                   Stock that are actually cast at the meeting is required for approval of the Plan Amendments.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PLAN AMENDMENTS.

                   -------------------------------------------------------------

              3.   OTHER MATTERS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                   At the time this Proxy Statement was published, the Board knew of no other matters constituting a proper subject for action by the shareowners which would be presented at the meeting. However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by said proxies in accordance with their judgment on such matters.

                   -------------------------------------------------------------

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                   Under Article VII of the Company's Restated Certificate of Incorporation ("Restated Certificate"), every person who is or was a director, officer, employee or agent of the Company and the legal representative of such a person is entitled to receive indemnification from the Company to the fullest extent permitted by law. Under New Jersey law, directors and officers may be indemnified in certain situations, subject to the Company's having taken certain actions and the directors and officers having met certain specified standards of conduct. In 1986, the Company entered into individual agreements (collectively, the "Indemnity Agreement") to indemnify each of its directors against liabilities and defense costs to the extent that such directors would have been insured under the director and officer liability insurance policies which were in effect on December 31, 1984 (the "1984 Policy"). The 1984 Policy afforded the broadest coverage for liabilities arising under ERISA, securities and antitrust laws. The obligation of the Company to indemnify a director under the Indemnity Agreement is limited to $30 million, the maximum coverage available under the 1984 Policy. However, the Indemnity Agreement does not limit a director's right to recover in excess of $30 million from the Company if the director is otherwise entitled to statutory indemnification. The Indemnity Agreement was ratified by the shareowners at the December 1986 Annual Meeting. In addition, the Company currently maintains a primary directors and officers insurance policy which provides liability coverage up to $10 million.

                   -------------------------------------------------------------

                   INDEPENDENT ACCOUNTANTS

                   The Company's financial statements have been examined by Deloitte & Touche LLP , independent certified public accountants. The selection of these independent accountants for the current fiscal year has been made by the Board upon the recommendation of the Audit Committee. As in the past, a representative of Deloitte & Touche LLP, is expected to be present at the meeting and such representative will have the opportunity to make a statement and respond to appropriate questions.

                   -------------------------------------------------------------

                   SHAREOWNER PROPOSALS

                   All shareowners desiring to submit proposals for consideration by the shareowners and for inclusion in the Company's Proxy Statement for presentation at the January 1996 Annual Meeting must be received by the Company no later than August 11, 1995.

                   -------------------------------------------------------------

                   COST AND METHOD OF SOLICITATION

                   The entire expense of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, the form of proxy, and the cost of soliciting proxies relating to the meeting will be borne by the Company. The Company has engaged Georgeson & Co., Inc., a firm of professional proxy solicitors, to solicit proxies in favor of the election of the nominees described above for election as directors and amending the 1989 Stock Incentive Plan. The Company anticipates that the fees it will incur for this service will be approximately $8,500, plus reasonable expenses and disbursements. In addition to such solicitation and the solicitation made hereby, proxies may be solicited by the officers, directors and other regular employees of the Company by telephone, telegraph, or personal solicitation and no additional compensation will be paid to such individuals. Upon request from a record holder who is a broker, dealer, bank, voting trustee or their nominee, the Company shall reimburse such record holders for their reasonable expenses in forwarding proxy material to their principals.

                                             By order of the Board of Directors,

                                                             [SIG]

                                                        Milan A. Sawdei
                                                   Executive Vice President,
                                               Chief Legal Officer and Secretary

                   December 22, 1994

                   A copy of the annual report for the fiscal year ended September 30, 1994, including financial statements, is included herewith. Such report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitations are to be made.

                   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES CERTAIN ADDITIONAL INFORMATION CONCERNING THE COMPANY AND ITS MANAGEMENT, IS AVAILABLE WITHOUT CHARGE TO SHAREOWNERS UPON WRITTEN REQUEST DIRECTED TO LISA RIORDAN, SHAREOWNER RELATIONS, 4000 METROPOLITAN DRIVE, ORANGE, CALIFORNIA 92668.

                                                                      APPENDIX A

                              AMENDMENTS TO THE AMENDED AND RESTATED
                                   1989 STOCK INCENTIVE PLAN OF
                       BERGEN BRUNSWIG CORPORATION AND SUBSIDIARY COMPANIES

                   Amendments presented for shareowner approval to the Amended and Restated 1989 Stock Incentive Plan for Bergen Brunswig Corporation and Subsidiary Companies are as follows:

                   1. The second sentence of subparagraph 3.1(a) shall be
                      deleted and replaced with the following sentence:

                       EACH MEMBER OF THE COMMITTEE SHALL BOTH BE A
                       "DISINTERESTED PERSON" AS DEFINED IN RULE 16B-3(C)(1)(I) (OR ANY SUCCESSOR PROVISION) PROMULGATED UNDER THE EXCHANGE ACT, AND AN "OUTSIDE DIRECTOR" AS DEFINED FOR PURPOSES OF SECTION 162(M) (OR ANY SUCCESSOR PROVISION) OF THE CODE AND THE REGULATIONS PROMULGATED THEREUNDER.

                   2. Subparagraph 4.1(a) shall be deleted and replaced with the following:

                       (A) SUBJECT TO THE ADJUSTMENT PURSUANT TO SUBPARAGRAPH 4.1(C), THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK WITH RESPECT TO WHICH OPTIONS, STOCK APPRECIATION RIGHTS AND DIRECTOR STOCK OPTIONS MAY BE GRANTED IN ANY FISCAL YEAR UNDER THE PLAN SHALL EQUAL THE NUMBER OF SHARES REMAINING AVAILABLE FOR GRANT FROM PRIOR YEARS PLUS, IF APPLICABLE, THE INCREASED NUMBER OF SHARES DETERMINED AS SET FORTH BELOW. IF AT ANY TIME DURING THE FISCAL YEAR, THE NUMBER OF SHARES AVAILABLE FOR GRANT TO INDIVIDUALS OTHER THAN ELIGIBLE DIRECTORS FALLS BELOW 1% OF THE ISSUED SHARES OF COMMON STOCK AS OF THE LAST DAY OF THE IMMEDIATELY PRECEDING FISCAL YEAR (INCLUDING IN SUCH NUMBER OF ISSUED SHARES ANY SHARES REACQUIRED BY THE COMPANY), THEN THE MAXIMUM NUMBER OF SHARES WITH RESPECT TO WHICH OPTIONS, STOCK APPRECIATION RIGHTS AND DIRECTOR STOCK OPTIONS MAY BE GRANTED IN THE CURRENT FISCAL YEAR SHALL BE INCREASED BY AN AMOUNT EQUAL TO 1% OF THE ISSUED SHARES OF COMMON STOCK AS OF THE LAST DAY OF THE IMMEDIATELY PRECEDING FISCAL YEAR. ANY INCREASE IN THE NUMBER OF SHARES WHICH MAY BE GRANTED, AS DESCRIBED IN THE PRECEDING SENTENCE, MAY ONLY OCCUR ONCE DURING ANY FISCAL YEAR. NOTWITHSTANDING THE FOREGOING, NO MORE THAN 370,000 SHARES OF COMMON STOCK SHALL BE AVAILABLE FOR THE GRANT OF INCENTIVE STOCK OPTIONS DURING EACH FISCAL YEAR. THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK WITH RESPECT TO WHICH OPTIONS, STOCK APPRECIATION RIGHTS AND DIRECTOR STOCK OPTIONS MAY BE GRANTED TO ANY ONE INDIVIDUAL IN ANY FISCAL YEAR MAY NOT EXCEED 150,000, SUBJECT TO ADJUSTMENT PURSUANT TO SUBPARAGRAPH 4.1(C). IF AN OPTION GRANTED UNDER THE PLAN SHALL EXPIRE OR TERMINATE FOR ANY REASON OTHER THAN THE EXERCISE OF A STOCK APPRECIATION RIGHT, THE SHARES SUBJECT TO SUCH OPTION GRANT SHALL BE AVAILABLE FOR OTHER OPTION GRANTS, AND NOT BE INCLUDED WITHIN THE 1% CALCULATION DESCRIBED ABOVE.

                   3. Paragraph 6.6 shall be amended by adding the following
                      clause immediately preceding the first sentence:

                       EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCES, . . .

                     and by adding the following sentences to the end of such paragraph 6.6:

                       THE COMMITTEE SHALL HAVE DISCRETIONARY AUTHORITY TO GRANT AWARDS WHICH WOULD BE TRANSFERABLE TO MEMBERS OF AN EMPLOYEE'S IMMEDIATE FAMILY, INCLUDING TRUSTS FOR

                       THE BENEFIT OF SUCH FAMILY MEMBERS AND PARTNERSHIPS IN WHICH SUCH FAMILY MEMBERS ARE THE ONLY PARTNERS. FOR PURPOSES OF PARAGRAPH 6.7, A TRANSFERRED AWARD MAY BE EXERCISED ONLY BY THE TRANSFEREE TO THE EXTENT THAT THE EMPLOYEE WOULD HAVE BEEN ENTITLED HAD THE AWARD NOT BEEN TRANSFERRED.

                   4. Subparagraph 6.7(d) shall be deleted and replaced with the following:

                       (D) EXCEPT AS OTHERWISE PROVIDED FOR IN AN AWARD GRANTED SUBSEQUENT TO JANUARY 26, 1995, IF A RECIPIENT TERMINATES ACTIVE SERVICE BECAUSE OF RETIREMENT (AND NOT ON ACCOUNT OF MISCONDUCT, AS DETERMINED UNDER SUBPARAGRAPH (A)), THE EXERCISE PERIOD OF AN AWARD SHALL AUTOMATICALLY BE EXTENDED TO ITS EXPIRATION DATE. IN ADDITION, THE COMMITTEE MAY, IN ITS DISCRETION, EXTEND TO THE EXPIRATION DATE THE EXERCISE PERIOD OF AWARDS GRANTED PRIOR TO JANUARY 26, 1995 FOR RECIPIENTS WHO TERMINATE ACTIVE SERVICE BECAUSE OF RETIREMENT (AND NOT ON ACCOUNT OF MISCONDUCT, AS DETERMINED UNDER SUBPARAGRAPH (A)).

                   5. Subparagraph 7.1(b)(iii) shall be amended by replacing
                      "1990" with "1995" and by replacing "1,000" with "2,000".

                   6. Subparagraph 7.1(e) shall be amended by adding the
                      following to the end of the first sentence:

                       PROVIDED, HOWEVER, THAT A DIRECTOR STOCK OPTION SHALL BE TRANSFERABLE TO MEMBERS OF AN ELIGIBLE DIRECTOR'S IMMEDIATE FAMILY, INCLUDING TRUSTS FOR THE BENEFIT OF SUCH FAMILY MEMBERS AND PARTNERSHIPS IN WHICH SUCH FAMILY MEMBERS ARE THE ONLY PARTNERS.

                          Bergen Brunswig Corporation
                            4000 Metropolitan Drive
                              Orange, California










                                     MAP
                                  (Figure 1)








                                                   Directions to Annual Meeting

Los Angeles Airport                                    Los Angeles Downtown                  John Wayne Airport
. Century Boulevard east to San Diego Fwy. (405) south . Santa Ana Fwy. (5) south            . Take Costa Mesa Fwy. (55) north
. Continue south and change to Garden Grove            . Exit at State College Boulevard/    . Change to Garden Grove Fwy. (22) west
  Fwy. (22) east                                         The City Drive                      . Exit at The City Drive
. Exit at The City Drive                               . Turn right onto The City Drive      . Turn left at light
. Turn left at light                                   . Turn right onto Metropolitan Drive  . Turn right onto Metropolitan Drive
. Turn left onto Metropolitan Drive                    . Follow to #4000 on the left         . Follow to #4000 on the left
. Follow to #4000 on the left


                     (LOGO) BERGEN BRUNSWIG CORPORATION

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
              THE ANNUAL MEETING OF SHAREOWNERS JANUARY 26, 1995

The undersigned hereby appoints Charles C. Edwards, Francis G. Rodgers and Charles J. Lee and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of shareowners of the Company to be held on January 26, 1995, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned and upon all such other matters that may properly be brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

      (THIS PROXY CARD CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE.)

________________________________________________________________________
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" THE PROPOSAL TO AMEND THE 1989 STOCK INCENTIVE PLAN. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS.

        Please mark
   [X]  your votes
        as this

1.  ELECTION OF DIRECTORS.
    NOMINEES: JOSE E. BLANCO, SR., RODNEY H. BRADY, JOHN CALASIBETTA, GEORGE R. LIDDLE, ROBERT E. MARTINI, JAMES R. MELLOR, GEORGE E. REINHARDT, JR., DWIGHT
    A. STEFFENSEN

    [  ]   FOR the nominees listed (except as indicated to the contrary)

    [  ]   WITHHOLD AUTHORITY to vote for the nominees listed

    INSTRUCTION:  To withhold authority for any particular nominee, write such nominee(s) name on the line below.


                  --------------------------------------------------------------

2.  ADOPTION OF PROPOSED AMENDMENTS TO THE 1989 STOCK INCENTIVE PLAN.

    [  ]    FOR         [  ]   AGAINST            [  ]   ABSTAIN


                                         DATED:                           , 1995
                                                --------------------------


                                         ---------------------------------------
                                                         (Signed)


                                         ---------------------------------------
                                                         (Signed)


                                         Please sign exactly as your name
                                         appears below. Give full title
                                         if an Attorney, Executor,
                                         Administrator, Trustee, Guardian, etc.
                                         For an amount in the name of two or
                                         more persons, each should sign. If a
                                         corporation, please sign in full
                                         corporate name by President or other
                                         authorized officer. If a partnership,
                                         please sign in partnership name by
                                         authorized person.

                                         PLEASE SIGN THIS PROXY AND RETURN IT
                                         PROMPTLY WHETHER OR NOT YOU EXPECT TO
                                         ATTEND THIS MEETING. YOU MAY
                                         NEVERTHELESS VOTE IN PERSON IF YOU DO
                                         ATTEND.

                                         This proxy is to be used by holders of
                                         Class A Common Stock.

                                   APPENDIX


Photo 1.    Photo of Robert E. Martini is located on page 2.
Photo 2.    Photo of Dwight A. Steffensen is located on page 2.
Photo 3.    Photo of John Calasibetta is located on page 3.
Photo 4.    Photo of Jose E. Blanco, Sr. is located on page 3.
Photo 5.    Photo of George R. Liddle is located on page 3.
Photo 6.    Photo of George E. Reinhardt, Jr. is located on page 3.
Photo 7.    Photo of Rodney H. Brady is located on page 4.
Photo 8.    Photo of James R. Mellor is located on page 4.
Photo 9.    Photo of Charles J. Lee is located on page 4.
Photo 10.   Photo of Charles C. Edwards, M.D. is located on page 5.
Photo 11.   Photo of Francis G. Rodgers is located on page 5.

Figure 1.   Map showing location of Annual Meeting is located on Back Cover of Proxy Statement.